Exhibit 99.1

Executive Contact:	Investor Relations Contact:
Gary Suttle	Andrea Miner
Chief Executive Officer	Investor Relations Coordinator
Rockford Corporation	Rockford Corporation
(480) 967-3565	(480) 967-3565

Rockford Announces Resignation of Jim Thomson, Chief Financial Officer
— Interim CFO Appointed as Executive Search Process Begins —

     Tempe, Ariz., July 13, 2004/PRNewswire/ — Rockford Corporation (NASDAQ:ROFO) today announced that Jim Thomson, the company’s chief financial officer, has resigned. Mr. Thomson will be temporarily succeeded by Murray Cohen, who is a principal of Grisanti, Galef and Goldress, an executive consultancy.

     Mr. Cohen has completed assignments as a financial turnaround advisor for national consumer products companies and has held executive positions at various firms including Coca-Cola and Pursell Industries. At Coca-Cola, he led an internal mergers and acquisitions department, served as president of internal Coca-Cola operations units, and was chief financial officer for Coca-Cola’s $200 million juice and drink operating division in Canada. While at Pursell Industries he served as a consultant to the Board and the company in developing a turnaround business plan. Subsequently, he served as vice president and chief financial officer with responsibility for the finance, planning, accounting, and information systems teams.

     Rockford will conduct a search for a permanent replacement using the services of Palmer Communications, LLC, an Arizona based search firm.

     Gary Suttle, president and chief executive officer of Rockford, said, “We thank Jim for his significant accomplishments over his years of service to Rockford and wish him the very best as he moves forward. We are confident that our search will be completed in a timely manner and will yield a qualified manager to replace Jim.”

     Mr. Suttle continued, “We continue to believe that our business is on a path to recovery and that we have a considerable opportunity to both grow our market share and rebuild our profitability. We remain dedicated to excellence in our products and in our service to retailers and are committed to improving shareholder value.”

About Rockford Corporation

     Rockford is a designer, manufacturer and distributor of high-performance audio systems for the mobile, professional, and home theater audio markets. Rockford’s mobile audio products are marketed under the Rockford Fosgate, Lightning Audio, MB Quart, Q-Logic, InstallEdge.com, Omnifi and SimpleDevices brand names. Rockford’s professional audio and home theatre products are marketed under the Hafler, Fosgate Audionics, MB Quart, and Omnifi brand names.

Forward-looking Statement Disclosure

     In this press release we make forward-looking statements about the future of our industry, anticipated revenues and earnings, our business strategy, and other matters. When considering our forward-looking statements, you should keep in mind that many significant risks could cause our actual results to vary from our current expectations.

     During the first half of 2003 we introduced new products that replaced a substantial portion of our core Rockford-Fosgate product line. Although we experienced strong initial demand for these products, production delays kept us from filling all of this demand and we are too early in the product cycle to know what final demand will be. While we are undertaking significant efforts to make up for the production delays, we have incurred significantly increased costs as a result. Despite our efforts, we may not satisfy the demand and our customers may turn to alternative suppliers and products. In addition, overall demand for aftermarket mobile audio products continues to be weak and it is not clear whether our core consumers are ready to increase their spending on mobile audio. As a result of these or other risk factors, including those discussed in our SEC filings, our sales and earnings may fall below our expectations.

     For a more detailed discussion of the risks we face, please refer to the risk factors and cautionary statements identified in our filings with the Securities and Exchange Commission, including specifically the risk factors identified in exhibit 99.1 to our Annual Report on Form 10-K for the Fiscal Year ended December 31, 2003, filed with the SEC on March 30, 2004. The risk factors noted above, the risk factors discussed in our SEC filings, and other factors that we do not currently anticipate, may cause our actual results to differ significantly from those anticipated in our forward-looking statements.